Exhibit 10.7
Form of Notice for 2020 Five-Year Restricted Stock Unit Awards

Award Recipient:	[NAME]
Award:	[NUMBER] restricted stock units (“RSUs”) under the IAC/InterActiveCorp 2018 Stock and Annual Incentive Plan or IAC/InterActiveCorp 2013 Stock (each an “Applicable Plan,” and together, the “Plans”).
Capitalized terms used (but not defined) in this Award Notice shall have the meanings set forth in the Applicable Plan.
Award Date:	[DATE] (the “Award Date”)
Vesting Schedule:	Subject to: (i) the Terms and Conditions for your award of RSUs (the “Award”) and the Applicable Plan, and (ii) your continued employment with IAC/InterActiveCorp or any of its Subsidiaries, your Award shall vest and no longer be subject to restriction on the fifth anniversary of the Award Date.
Impact of a Termination of Employment:	Except as set forth in the Terms and Conditions for your Award, upon any termination of your employment with IAC/InterActiveCorp or any of its Subsidiaries prior to the fifth anniversary of the Award Date for any reason, any unvested portion of your Award shall be forfeited and canceled in its entirety effective immediately upon such termination of employment.
Award Not An Employment Contract:	Your Award is not an employment or service contract. Nothing in this Award Notice or the Applicable Plan shall confer upon you any right to continue in the service of IAC or any of its Subsidiaries, nor shall the Award interfere in any way with the rights of IAC or any of its Subsidiaries to terminate your service at any time, with or without Cause.
Terms and Conditions:	Your Award is subject to the related Terms and Conditions and to the Applicable Plan, which are incorporated herein by reference.
You have been furnished with copies of these documents in connection with the receipt of your Award. You may also obtain copies of these documents from IAC’s human resources department.
Without a complete review of these documents, you will not have a full understanding of all the material terms of your Award.

Form of Terms and Conditions for 2020 Five-Year Restricted Stock Unit Awards

Overview

These Terms and Conditions apply to the restricted stock units (“RSUs”) granted to you (the “Award”) pursuant to Section 7 of the IAC/InterActiveCorp 2018 Stock and Annual Incentive Plan or IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan (each an “Applicable Plan,” and together, the “Plans”). You were notified of your Award by way of an award notice (the “Award Notice”).
ALL CAPITALIZED TERMS USED HEREIN, TO THE EXTENT NOT DEFINED, SHALL HAVE THE MEANINGS SET FORTH IN APPLICABLE PLAN.

Continuous Service

In order for your Award to vest, you must be continuously employed by IAC or any of its Subsidiaries during the Restriction Period (as defined below). Nothing in your Award Notice, these Terms and Conditions or the Applicable Plan shall confer upon you any right to continue in the employ or service of IAC or any of its Subsidiaries or interfere in any way with their rights to terminate your employment or service at any time.
Vesting
Subject to these Terms and Conditions and the Applicable Plan, the RSUs in respect of your Award shall vest and no longer be subject to any restriction (such period during which such restriction applies is the “Restriction Period”) as specified in your Award Notice.

Termination of Employment

Except as set forth below, upon any termination of your employment with IAC or any of its Subsidiaries during the Restriction Period for any reason, any unvested portion of your Award shall be forfeited and canceled in its entirety effective immediately upon such termination of employment.
Notwithstanding the foregoing, in the event of a termination of your employment with IAC or any of its Subsidiaries during the Restriction Period without Cause, or due to your death or Disability (each, a “Qualifying Termination”), the percentage of your Award set forth in the table below shall vest as of the date of such Qualifying Termination:

Date of Qualifying Termination	% of Award Vesting
Prior to 1st Anniversary of Award Date	0%
On or after 1st Anniversary but prior to 2nd Anniversary	20%
On or after 2nd Anniversary but prior to 3rd Anniversary	40%
On or after 3rd Anniversary Prior to 4th Anniversary	60%
On or after 4th Anniversary Prior to 5th Anniversary	80%

In the event of a termination of your employment with IAC or any of its Subsidiaries during the Restriction Period by virtue of a Qualifying Retirement (as defined below), the percentage of your Award set forth in the table below shall vest as of the date of such Qualifying Retirement:

Date of Qualifying Retirement	% of Award Vesting
Prior to 2nd Anniversary of Award Date	0%
On or after 2nd Anniversary but prior to 3rd Anniversary	40%
On or after 3rd Anniversary Prior to 4th Anniversary	60%
On or after 4th Anniversary Prior to 5th Anniversary	80%

For purposes hereof, a “Qualifying Retirement” shall mean retirement from active employment with the IAC or any of its Subsidiaries if, at the time of retirement, the sum of: (x) your age plus (y) the number of your completed years of service with IAC and any of its Subsidiaries exceeds 67.

If following any termination of your employment for any reason, IAC becomes aware that during the two (2) years prior to such termination of employment there was an event or circumstance that constituted fraud (financial or otherwise) or would have been grounds for termination for Cause that caused or is reasonably likely to cause meaningful damage (economic, reputational or otherwise) to IAC and/or any of its Subsidiaries (the “Underlying Event”), then if all or a portion of your Award vested after the Underlying Event, then IAC shall be entitled to recover from you at any time within two (2) years after such vesting, and you shall pay over to IAC, any amounts realized as a result of such vesting. This remedy shall be without prejudice to, or waiver of, any other remedies IAC and/or its Subsidiaries may have in such event.

Settlement

Subject to your satisfaction of the tax obligations described immediately below under “Taxes and Withholding,” as soon as practicable after any RSUs in respect of your Award have vested and are no longer subject to the Restriction Period, such RSUs shall be settled. For each vested RSU, IAC shall issue one share of Common Stock in settlement of such RSU. Notwithstanding the foregoing, IAC shall be entitled to hold the shares issuable to you upon settlement of all RSUs that have vested until IAC or the agent selected by IAC to administer the Applicable Plan (the “Agent”) has received from you: (i) a duly executed Form W-8 or W-9, as applicable, or (ii) payment for all applicable taxes of any kind required by law to be withheld with respect to such RSUs.

Taxes and Withholding

No later than the date as of which an amount in respect of any RSUs first becomes includible in your gross income for federal, state, local or foreign income or employment or other tax purposes, IAC shall, unless prohibited by law, have the right to deduct any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount due to you, including deducting such amount from the delivery of shares or cash issued upon settlement of the RSUs that gives rise to the withholding requirement. In the event shares are deducted to cover tax withholdings, the number of shares withheld shall generally have a Fair Market Value equal to the aggregate amount of IAC’s withholding obligation. If the event that any such deduction and/or withholding is prohibited by law, you shall, prior to or contemporaneously with the vesting or your RSUs, pay to IAC, or make arrangements satisfactory to IAC regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

Adjustment in the Event of Change in Stock; Change in Control

Adjustment in the Event of Change in Stock. In the event of a Share Change, the Committee or the Board shall, in its sole discretion, make such substitutions or adjustments as it deems appropriate and equitable to the number of RSUs underlying your Award and the number and kind of shares of Common Stock underlying such RSUs. In the event of a Corporate Transaction, the Committee or the Board may, in its sole discretion, make such substitutions or adjustments as it deems appropriate and equitable to the number of RSUs underlying your Award and the number and kind of shares of Common Stock underlying such RSUs. The determination of the Committee regarding any such adjustments will be final and conclusive and need not be the same for all RSU award recipients.

Change in Control. The vesting of your Award will not be accelerated upon a Change in Control of IAC. However, in the event that you cease to be employed within the two (2) year period following a Change in Control of IAC as a result of: (i) a termination without Cause or (ii) your resignation for Good Reason, then 100% of your Award shall vest in one lump sum installment as of the date of such event. The Disaffiliation of the business or Subsidiary of IAC by which you are employed or for which you are performing substantially all of your services at the time of such Disaffiliation and that results in a termination of your employment with IAC and all of its Subsidiaries shall be considered a Termination of Employment without Cause (not a Change in Control of IAC) and shall be governed by the provisions of the Applicable Plan governing Termination of Employment and the provision set forth under the caption “Termination of Employment” above; provided, however, that the Committee or the Board may deem it appropriate to make an equitable adjustment to the number of RSUs and the number and kind of shares of Common Stock underlying the RSUs underlying your Award.

Non-Transferability of the RSUs

Until such time as your RSUs are ultimately settled, they shall not be transferable by you by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

No Rights as a Stockholder

Except as otherwise specifically provided in the Applicable Plan, unless and until your RSUs are settled, you shall not be entitled to any rights of a stockholder with respect to the RSUs (including the right to vote the shares underlying your RSUs and the right to receive dividends).

Other Restrictions

The RSUs shall be subject to the requirement that, if at any time the Committee shall determine that: (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, is necessary or desirable as a condition of (or in connection with) the delivery of such shares of Common Stock, then in any such event, the award of RSUs shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Conflicts and Interpretation

In the event of any conflict between these Terms and Conditions and the Applicable Plan, the Applicable Plan shall control; provided, that an action or provision that is permissive under the terms of the Applicable Plan, and required under these Terms and Conditions, shall not be deemed a conflict and these Terms and Conditions shall control. In the event of any ambiguity in these Terms and Conditions, or any matters as to which these Terms and Conditions are silent, the Applicable Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to: (i) interpret the Applicable Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Applicable Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Applicable Plan. In the event of any: (i) conflict between your Award Notice (or any other information given to you directly or indirectly through the Agent (including information posted on the Agent’s online stock plan administration platform)) and IAC’s books and records, or (ii) ambiguity in the Award Notice (or any other information given to you directly or indirectly through the Agent (including information posted on the Agent’s online stock plan administration platform)), IAC’s books and records shall control.

Amendment

IAC may modify, amend or waive the terms of your RSUs, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.

Data Protection

The acceptance of your RSUs constitutes your authorization of the release from time to time to IAC or any of its Subsidiaries or Affiliates and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your RSUs and/or the Plans (the “Relevant Information”). Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your RSUs and/or the Plans and/or to implement or structure any further grants of equity awards (if any)). The acceptance of your RSUs also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which IAC, your employing company or the Agent considers appropriate. You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.
Section 409A of the Code

Your Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”). Notwithstanding the foregoing, to the extent your Award is subject to Section 409A, to the maximum extent permitted, your Award shall be interpreted and administered to be in compliance therewith. Accordingly, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, if: (i) any amounts or benefits payable in respect of your Award are payable upon a termination of employment and (ii) if you are a “Specified Employee” (as defined under Section 409A) as of the date of your termination of employment, then such amounts or benefits (if any) shall be paid or provided to you in a single lump sum on the earlier of: (x) the first day of the seventh month following your termination of employment or (y) your death.

In no event shall IAC be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any amounts or benefits paid to you in respect of your Award.